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                                                               Exhibit 99.7

            INSTRUCTIONS AS TO USE OF ALPHA TECHNOLOGIES GROUP, INC.
                           RIGHTS EXERCISE AGREEMENT

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CONSULT ALPHA TECHNOLOGIES GROUP, INC., THE INFORMATION AGENT, THE SUBSCRIPTION
                 AGENT, YOUR BANK OR BROKER AS TO ANY QUESTIONS

   The following instructions relate to a rights offering (the "Rights Offering") by Alpha Technologies Group, Inc., a Delaware corporation (the "Company"), to the holders of its Common Stock, $.03 par value per share (the "Common Stock"), as described in the Company's Prospectus dated November 30, 2000, as such prospectus may be amended and/or updated prior to the Expiration Date (as defined below; such Prospectus, as so amended and/or updated, being the "Prospectus"). Holders of record of Common Stock at the close of business on October 25, 2000 (the "Record Date"), are receiving one nontransferable subscription right (collectively, the "Rights") for each 25 shares of Common Stock held by them of record on the Record Date. An aggregate of approximately 270,946 Rights exercisable to purchase an aggregate of 270,946 shares of Common Stock (the "Underlying Shares") are being distributed in connection with the Rights Offering. Each Right entitles its holder (a "Holder") to purchase one share of Common Stock (the "Basic Subscription Privilege") at $7.25 per share (the "Subscription Price").

   In addition, subject to the allocation described below, each Right entitles its Holder to subscribe at the Subscription Price for Underlying Shares after satisfaction of all subscriptions made pursuant to the Basic Subscription Privilege (the "Oversubscription Privilege"; collectively, with the Basic Subscription Privilege, the "Subscription Privileges"), provided that all of the Rights of such Holder have been fully exercised with respect to such Holder's Basic Subscription Privilege. The Company and American Stock Transfer & Trust Company, as subscription agent (the "Subscription Agent"), will endeavor to use their best efforts to ensure that Holders fully exercise their Basic Subscription Privileges before subscribing for and acquiring Underlying Shares pursuant to their Oversubscription Privileges, but such compliance cannot be guaranteed. Underlying Shares will be available for purchase pursuant to the Oversubscription Privilege only to the extent that all the Underlying Shares are not subscribed for through the exercise of the Basic Subscription Privilege by the Expiration Date (the "Excess Shares"). If the Excess Shares so available are not sufficient to satisfy all subscriptions pursuant to the Oversubscription Privilege, the Excess Shares will be allocated pro rata among the Holders who exercise the Oversubscription Privilege in proportion, not to the number of shares requested pursuant to the Oversubscription Privilege, but to the number of shares they have subscribed for pursuant to the Basic Subscription Privilege; provided, however, that if such pro rata allocation results in any Holder being allocated a greater number of Excess Shares than such Holder subscribed for pursuant to the exercise of such Holder's Oversubscription Privilege, then such Holder will be allocated only such number of Excess Shares as such Holder subscribed for and the remaining Excess Shares will be allocated among all other Holders exercising their Oversubscription Privileges. See "The Rights Offering" in the Prospectus.

   The Rights will expire at 5:00 p.m., New York time, on January 5, 2001, subject to extension as described in the Prospectus (the "Expiration Date").

   The number of Rights to which you are entitled is printed on the face of your Rights Exercise Agreement (the "Rights Exercise Agreement"). You should indicate your wishes with regard to the exercise of your Rights by completing the appropriate form or forms on your Rights Exercise Agreement and returning it to the Subscription Agent in the envelope provided.

   YOUR RIGHTS EXERCISE AGREEMENT MUST BE RECEIVED BY THE SUBSCRIPTION AGENT, OR GUARANTEED DELIVERY REQUIREMENTS WITH RESPECT TO YOUR RIGHTS EXERCISE AGREEMENT MUST BE COMPLIED WITH, AND PAYMENT OF THE SUBSCRIPTION
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PRICE INCLUDING FINAL CLEARANCE OF ANY CHECKS, MUST BE RECEIVED BY THE
SUBSCRIPTION AGENT, ON OR BEFORE 5:00 P.M., NEW YORK TIME, ON THE EXPIRATION DATE (EXCEPT IN THE CASE OF AN APPROVED PAYMENT METHOD). YOU MAY NOT REVOKE ANY EXERCISE OF A RIGHT.

1. Subscription Privileges; Exercise.

   To exercise Rights, complete Form 1 and send your properly completed and executed Rights Exercise Agreement, together with payment in full of the Subscription Price for all Underlying Shares subscribed for pursuant to the Subscription Privileges, to the Subscription Agent. Payment of the Subscription Price must be made in U.S. dollars for the full number of Underlying Shares being subscribed for (a) by check or bank draft drawn upon a U.S. bank or postal, telegraphic or express money order payable to American Stock Transfer and Trust Company, as Subscription Agent; (b) by wire transfer of same day funds to the account maintained by the Subscription Agent for such purpose at Chase Manhattan Bank, Account No. 323-83-8685; ABA No. 021-000021; or (c) in such other manner as the Company may approve in writing in the case of persons acquiring Underlying Shares at an aggregate Subscription Price of $500,000 or more; provided that, in the case of clause (c), in any event, the full amount of such Subscription Price is received by the Subscription Agent in currently available funds by no later than the third (3rd) Nasdaq National Market trading day following the Expiration Date (the payment method under (c) being an "Approved Payment Method"). Payment of the Subscription Price will be deemed to have been received by the Subscription Agent only upon (i) the clearance of any uncertified check, (ii) the receipt by the Subscription Agent of any certified check or bank draft drawn upon a U.S. bank or any postal, telegraphic or express money order, (iii) the receipt of good funds in the Subscription Agent's account designated above or (iv) receipt of funds by the Subscription Agent through an Approved Payment Method. If paying by uncertified personal check, please note that the funds paid thereby may take at least five (5) business days to clear. Accordingly, Holders who wish to pay the Subscription Price by means of uncertified personal check are urged to make payment sufficiently in advance of the Expiration Date to ensure that such payment is received and clear by such date and are urged to consider payment by means of certified or cashier's check, money order or wire transfer of funds. Alternatively, you may cause a written guarantee substantially in the form attached to these instructions (the "Notice of Guaranteed Delivery") from an "Eligible Institution" within the meaning of Rule 17Ad-15 under the Securities Act of 1934, to be received by the Subscription Agent at or prior to the Expiration Date together with payment in full of the applicable Subscription Price. Such Notice of Guaranteed Delivery must state your name, the number of Rights represented by your Rights Exercise Agreement, the number of Underlying Shares being subscribed for pursuant to the Basic Subscription Privilege, the number of Underlying Shares, if any, being subscribed for pursuant to the Oversubscription Privilege and will guarantee the delivery to the Subscription Agent of your properly completed and executed Rights Exercise Agreement within three (3) Nasdaq National Market trading days following the date of the Notice of Guaranteed Delivery. If this procedure is followed, your Rights Exercise Agreements must be received by the Subscription Agent within three (3) Nasdaq National Market trading days of the Notice of Guaranteed Delivery. Additional copies of the Notice of Guaranteed Delivery may be obtained upon request from the Subscription Agent or Information Agent at the address, or by calling the telephone number, indicated below.

   Banks, brokers and other nominee holders of Rights who exercise Rights on behalf of beneficial owners of Rights will be required to certify to the Subscription Agent and the Company, as a condition of their exercise of such Rights on behalf of such beneficial owners, as to: 1) the names of the beneficial owners on whose behalf they are acting; 2) the nominee holder's authority to so act; 3) the aggregate number of Rights to be exercised on behalf of each beneficial owner, and 4) the number of Underlying Shares that are being subscribed for pursuant to the Subscription Privileges of each beneficial owner of Rights on whose behalf such nominee holder is acting.

   If more Underlying Shares are subscribed for pursuant to the Oversubscription Privileges than are available for sale, Underlying Shares will be allocated, as described above, among persons exercising the Oversubscription Privilege in proportion to such persons' exercise of Rights pursuant to the Basic Subscription Privilege.

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   The address, telephone and telecopier numbers of the Information Agent and
Subscription Agent are as follows:


     Subscription Agent                  Information Agent
     American Stock Transfer             MacKenzie Partners, Inc.
     & Trust Company                     156 Fifth Avenue
     59 Maiden Lane                      New York, NY 10010
     New York, N.Y. 10038                Telephone: (212) 929-5500
     Telephone: (800) 937-5449           Telecopier: (212) 929-0308
     Telecopier: (718) 234-5001


   If the number of Underlying Shares being subscribed for pursuant to the Basic Subscription Privilege is not specified, you will be deemed to have exercised such Basic Subscription Privilege with respect to the maximum whole number of Shares that may be acquired for the Subscription Price payment delivered after allowances for the Subscription Price of any specified Underlying Shares. If the number of Underlying Shares being subscribed for is not specified, or full payment of the Subscription Price for the indicated number of Rights that are being exercised is not forwarded or if the payment delivered exceeds the required Subscription Price, the payment will be applied, until depleted, to subscribe for Underlying Shares in the following order: 1) to subscribe for the number of Underlying Shares indicated, if any, pursuant to the Basic Subscription Privilege; 2) to subscribe for Underlying Shares until the Basic Subscription Privilege has been fully exercised with respect to all of the Rights represented by your Rights Exercise Agreement; and 3) to subscribe for additional Underlying Shares pursuant to the Oversubscription Privilege (subject to any applicable proration).

2. Delivery of Stock Certificates, Etc.

   The following deliveries and payments will be made to the address shown on the face of your Rights Exercise Agreement.

     (a) Basic Subscription Privilege. As soon as practicable after the Expiration Date, the Subscription Agent will mail to each Holder who validly exercises the Basic Subscription Privilege certificates representing shares of Common Stock purchased pursuant to the Basic Subscription Privilege.

     (b) Oversubscription Privilege. As soon as practicable after the Expiration Date, the Subscription Agent will mail to each Holder who validly exercises the Oversubscription Privilege a certificate representing the number of shares of Common Stock allocated to such Holder pursuant to the Oversubscription Privilege.

     (c) Cash Payments. As soon as practicable after the Expiration Date, the Subscription Agent will mail to each Holder who exercises the Oversubscription Privilege, without interest, any excess funds received in payment of the Subscription Price for Underlying Shares that are subscribed for by such Holder but not allocated to such Holder pursuant to the Oversubscription Privilege.

3. Execution by Registered Holder.

   The signature on the Rights Exercise Agreement must correspond with the name of the registered Holder exactly as it appears on the face of the Rights Exercise Agreement without any alteration or change whatsoever. Persons who sign the Rights Exercise Agreement in a representative or other fiduciary capacity must indicate their capacity when signing and, unless waived by the Subscription Agent in its sole and absolute discretion, must certify to the Subscription Agent and the Company as to their authority to so act.

4. Method of Delivery.

   The method of delivery of Rights Exercise Agreement and payment of the Exercise Price to the Subscription Agent will be at the election and risk of the Holder, but, if sent by mail, it is recommended that

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they be sent by registered mail, properly insured, with return receipt requested, and that a sufficient number of days be allowed by ensure delivery to the Subscription Agent and the clearance of any checks sent in payment of the Subscription Price prior to 5:00 p.m., New York City time, on the Expiration Date.

5. Special Provisions Relating to the Delivery of Rights Through The Depository Trust Company.

   In the case of holders of Rights that are held of record through The Depository Trust Company ("DTC"), the exercise of the Subscription Privileges may be effected by instructing DTC to transfer Rights (such Rights being "DTC Exercised Rights"), from the DTC account of such Holder to the DTC account of the Subscription Agent, together with payment of the Subscription Price for each Underlying Share subscribed for pursuant to the Subscription Privileges.

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